UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2007

TATONKA OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-50190	47-0877018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, 10th floor, Denver, Colorado 80202
(Address of principal executive offices) (zip code)

(303) 476-4100
 (Registrant's telephone number, including area code)

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 12, 2007, Tatonka Oil and Gas, Inc. (the “Company”) entered into a participation agreement (the “Agreement”) with Clarion Finance Pte Ltd. (“Clarion”) with respect to the Company’s leases in the in the Mowry Shale Prospect in the Powder River Basin. The Company is currently a party to an exploration and development agreement (“EDA”) with American Oil and Gas Inc. and North Finn, LLC.  Pursuant to the Agreement, Clarion paid $339,453.60 to the Company at closing as an acquisition fee in exchange for 50% of its interest in its leasehold interests in the Mowry project and 50% interest in its EDA with American Oil & Gas and North Finn, LLC (the “Interests”).

In addition, Clarion agreed to pay $9 million to the EDA operator (the “Well Commitment Fee”), which represents the Company’s 60% portion of the EDA to drill and complete the commitment wells. In the event that the cost attributed to the Company for the drilling and completing of the commitment wells exceeds $9 million, the Company will be responsible for such additional costs. In the event that Clarion fails to make the Well Commitment Fee, the Interests will be returned to the Company and the Agreement will terminate.

Until the well costs are paid out from net revenues (payout), Clarion will receive 45% of net revenues and the Company will receive 15% of the net revenues. Following payout, the Company and Clarion will each receive 30% of the net revenues. In addition, each party will be responsible for 30% of operating costs before and after payout. For any additional wells drilled on the EDA, Clarion and the Company will participate equally at 30% each.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Letter Agreement, dated as of July 12, 2007, by and between the Company and Clarion Finance Pte Ltd.
99.1	Press Release, issued by the Company on July 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TATONKA OIL AND GAS, INC.

Dated: August 1, 2007	By:	/s/ DIRCK TROMP
Name: Dirck Tromp
Title: Chief Executive Officer